EXHIBIT 16.1

August 30, 2004







Securities and Exchange Commission
450 Fifth Avenue
Washington, DC 20549

Gentlemen:

We have read Item 4 of DVL, Inc.'s Form 8-K, date of report August 24, 2004, a copy of which was provided to us on August 26, 2004 by the Registrant, to be filed on or about August 24, 2004. We are in agreement with the statements regarding our firm. We have no basis to agree or disagree with other statements of the Registrant contained therein. We did not conduct a review of the financial statements of DVL, Inc. for any period subsequent to June 30, 2004.


Very truly yours,


/s/ Eisner LLP

Eisner LLP